Exhibit 3.2
AMENDMENT TO BY-LAWS EFFECTIVE APRIL 26, 2006
     On April 26, 2006, the Board of Directors of Newell Rubbermaid Inc. (the “Corporation”) approved the following amendment to the By-Laws of the Corporation:
1.	Section 2.7 of the Corporation’s By-Laws was amended to read in its entirety as follows:
2.7 QUORUM. The holders of shares of stock of the Corporation entitled to cast a majority of the total votes that all of the outstanding shares of stock of the Corporation would be entitled to cast at the meeting, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders; provided, that if less than a majority of the outstanding shares of capital stock are represented at said meeting, a majority of the shares of capital stock so represented may adjourn the meeting. If a quorum is present, in all matters other than the election of directors, the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of capital stock represented at the meeting shall be the act of the stockholders, unless a different number of votes is required by the General Corporation Law, the Certificate of Incorporation or these By-Laws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of stockholders from any meeting shall not cause failure of a duly constituted quorum at that meeting.
2.	The prior version of Section 2.7 of the Corporation’s By-Laws, which was replaced and superseded pursuant to the amendment, read as follows:
2.7 QUORUM. The holders of shares of stock of the Corporation entitled to cast a majority of the total votes that all of the outstanding shares of stock of the Corporation would be entitled to cast at the meeting, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders; provided, that if less than a majority of the outstanding shares of capital stock are represented at said meeting, a majority of the shares of capital stock so represented may adjourn the meeting. If a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of capital stock represented at the meeting shall be the act of the stockholders, unless a different number of votes is required by the General Corporation Law, the Certificate of Incorporation or these By-Laws. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of stockholders from any meeting shall not cause failure of a duly constituted quorum at that meeting.